UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                       July 2, 2015

ARMOUR Residential REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34766	26-1908763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Ocean Drive, Suite 201 Vero Beach, Florida	32963
(Address of Principal Executive Offices)	(Zip Code)

(772) 617-4340
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 2, 2015, ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company”) confirmed the third quarter 2015 monthly cash dividend rates for the Company’s common stock.

Common Stock One-for-Eight Reverse Split and Third Quarter 2015 Dividend Information

As previously announced on June 18, 2015, the Board of Directors of ARMOUR has approved a reverse stock split of ARMOUR's outstanding shares of common stock at a ratio of one-for-eight, which is scheduled to take effect at about 5:00 p.m. Eastern Time on July 31, 2015. The July 2015 dividend rate of $0.04 per common share, which is the same as the second quarter 2015 dividend rate, does not reflect the effect of the reverse stock split and would be equivalent to $0.32 per common share on a basis reflecting the one-for-eight reverse stock split. After the completion of the reverse stock split on July 31, 2015, ARMOUR’s August 2015 and September 2015 dividend rates will be $0.33 per share. The following table summarizes the third quarter 2015 dividend information for the Company’s common stock:

Month	Dividend	Holder of Record Date	Payment Date

July 2015	$0.04 pre-split	July 15, 2015	July 27, 2015
August 2015	$0.33 post-split	August 17, 2015	August 27, 2015
September 2015	$0.33 post-split	September 15, 2015	September 28, 2015

Additionally, ARMOUR confirmed on July 2, 2015 that monthly cash dividend rates of $0.171875 and $0.1640625 per share will be payable to holders of ARMOUR Series A Preferred Stock and Series B Preferred Stock, respectively, for each of the three months in the third quarter of 2015 as set forth below:

Holder of Record Date	Payment Date

July 15, 2015	July 27, 2015
August 15, 2015	August 27, 2015
September 15, 2015	September 28, 2015

A copy of ARMOUR's press release confirming the common stock and preferred stock dividends is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release confirming the third quarter 2015 common stock dividends, Series A Preferred Stock dividends and Series B Preferred Stock dividends, dated July 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2015

ARMOUR RESIDENTIAL REIT, INC.

By:	/s/ James R. Mountain
Name:	James R. Mountain
Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release confirming the third quarter 2015 common stock dividends, Series A Preferred Stock dividends and Series B Preferred Stock dividends, dated July 2, 2015